EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-188436, 333-159219, 333-152943, 333-120142, and 333-231582) and the Registration Statements on Form S-3 (File Nos. 333-223144 and 333-127585) of Kite Realty Group Trust and in the related Prospectuses of our reports dated February 20, 2020, with respect to the consolidated financial statements and schedule of Kite Realty Group Trust and the effectiveness of internal control over financial reporting of Kite Realty Group Trust, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Indianapolis, Indiana
February 20, 2020